UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2016

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	001-36633	48-1056429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Kansas Avenue

Kansas City, Kansas 66105

(Address of principal executive offices, including zip code)

(913) 621-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On July 26, 2016, Epiq Systems, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Document Technologies, LLC, a Georgia limited liability company (“Parent”), and DTI Merger Sub, Inc., a Missouri corporation and a wholly owned subsidiary of Parent (“Merger Sub”), relating to the proposed acquisition of the Company by OMERS Private Equity, the private equity arm of the OMERS pension plan (“OMERS”), and funds managed by Harvest Partners LP, a leading middle-market private equity fund (“Harvest Partners”).

The Merger Agreement provides that, subject to the terms and conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation in the Merger, and, at the effective time of the Merger (the “Effective Time”) each outstanding share of common stock of the Company (other than shares owned by the Company, Parent or Merger Sub) will cease to be outstanding and will be converted into the right to receive $16.50 in cash, without interest (the “Merger Consideration”).

Pursuant to the Merger Agreement, as of the Effective Time, each stock option to purchase a share of the Company’s common stock that is outstanding immediately prior to the Effective Time will be canceled and terminated in exchange for an amount in cash equal to the Merger Consideration net of the exercise price multiplied by the number of shares underlying such option. Each restricted stock award, including any outstanding contingent equity grants, will become fully vested as of the Effective Time with respect to the full number of shares subject to the restricted stock award and will be converted into the right to receive an amount in cash equal to the Merger Consideration multiplied by the number of shares subject to the award; provided that, any award of shares of restricted stock subject to vesting criteria for which the applicable performance criteria or time period has not yet been completed, will vest in accordance with the Company’s equity incentive plans.

Upon recommendation of the strategic alternatives committee, the board of directors of the Company (the “Board”) unanimously approved, and declared to be advisable, fair and in the best interests of the Company and its shareholders, the Merger Agreement and the transactions contemplated thereby, including the Merger. Shareholders of the Company will be asked to vote on the approval of the Merger Agreement at a special shareholders meeting that will be held on a date to be announced. The closing of the Merger is subject to the approval of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of the Company (the “Company Shareholder Approval”). Consummation of the Merger is not subject to a financing condition.

In addition to the Company Shareholder Approval condition, consummation of the Merger is also subject to various customary conditions, including the absence of laws prohibiting the consummation of the transactions contemplated in the Merger Agreement, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the absence of any legal proceeding seeking to prohibit the consummation of the transactions contemplated by the Merger Agreement, the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers), compliance with covenants and agreements in the Merger Agreement in all material respects, the absence of a material adverse effect (as defined in the Merger Agreement), and that the Company’s indebtedness be no greater than $400 million.

Under the Merger Agreement, the Company is required to immediately cease all existing discussions or negotiations with any person previously conducted with respect to any takeover proposal (as defined in the Merger Agreement), or any existing discussion that could reasonably be expected to lead to a takeover proposal. If at any time prior to the date of the Company Shareholder Approval, the

Company receives a takeover proposal that did not result from a breach of the Merger Agreement, which the Board determines in good faith is or could be reasonably expected to lead to a superior proposal (as defined in the Merger Agreement), the Company, the Board (or a duly authorized committee thereof) and their representatives may engage in negotiations and discussions with any person making such takeover proposal and any of its representatives. In such event, the Company is required to promptly (and in any event within 24 hours) notify Parent in writing of the receipt of a takeover proposal and, if it is in writing, deliver to Parent a copy of such takeover proposal and related documents, or if oral, communicate the material terms and conditions thereof, including, in each case, the identity of the person making such takeover proposal.

The Merger Agreement contains certain termination rights, including the right of the Company to terminate the Merger Agreement to accept a superior proposal, and provides that, upon termination of the Merger Agreement by the Company or Parent upon specified conditions, the Company will be required to pay Parent a termination fee of $15 million and any costs of collection and, in certain cases, reimburse Parent and Merger Sub for transaction expenses up to a maximum of $5.5 million. Upon termination of the Merger Agreement by the Company or Parent under specified conditions, Parent will be required to pay the Company a termination fee of $30 million and any costs of collection. In addition, subject to certain exceptions and limitations, either party may terminate the Merger Agreement if the Merger is not consummated by November 23, 2016 (the “End Date”).

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (1) to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time, (2) not to engage in certain types of transactions during this period unless agreed to in writing by Parent, (3) to convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval, and (4) subject to certain conditions, not to withhold, withdraw, amend or modify in a manner adverse to Parent or Merger Sub, the recommendation of the Board that the Company’s shareholders approve the adoption of the Merger Agreement.

Parent has obtained equity financing and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses. OMERS and Harvest Partners have committed to capitalize Parent with equity contributions of up to $490 million in the aggregate on the terms and subject to the conditions set forth in the equity commitment letters.

Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, Antares Capital LP, Antares Holdings LP, Ares Capital Management LLC and Golub Capital LLC have agreed to provide debt financing in an aggregate principal amount of approximately $1.3 billion on the terms and subject to the conditions set forth in a debt commitment letter. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to a number of customary conditions.

The foregoing description of the Merger Agreement is qualified in its entirety by the full text of such agreement, which is attached hereto as Exhibit 2.1, and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Support Agreements

On July 26, 2016, St. Denis J. Villere & Company, L.L.C. (“Villere”) and P2 Capital Partners, LLC (“P2 Capital”), the Company’s largest stockholders, entered into support agreements (collectivelly, the “Shareholder Support Agreements”) with Parent pursuant to which they agreed to vote all of their shares to approve and adopt the Merger Agreement and the Merger at a special shareholders meeting called to obtain the Company Shareholder Approval and at any adjournment thereof. Pursuant to the Shareholder Support Agreements, Villere and P2 Capital further agreed that they will not vote any of their shares in favor of, and will vote against, the approval of any other takeover proposal (as defined in the Merger Agreement). The Shareholder Support Agreement between Villere and Parent is being delivered in accordance with the Director Nomination Agreement, dated as of June 6, 2016, by and among Villere, certain principals of Villere and the Company, and is in substantially the form of support agreement that was a part of such Director Nomination Agreement.

On July 26, 2016, the Company’s directors who hold shares of the Company’s common stock, the Company’s executive officers and one other officer, entered into support agreements with Parent (collectively, the “D&O Support Agreements” and, together with the Shareholder Support Agreements, the “Support Agreements”). Under the D&O Support Agreements, the directors and officers parties to the agreements, agreed to vote their shares (i) to approve and adopt the Merger Agreement and the Merger at a special shareholders meeting called to obtain the Company Shareholder Approval and at any adjournment thereof, (ii) against any other action, agreement or transaction that is intended to materially interfere with or adversely affect the Merger and any related transactions, and (iii) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the directors and officers, contained in the D&O Support Agreements. Pursuant to the D&O Support Agreements, the directors and officers parties thereto, further agreed that they will not vote any of their shares in favor of, and will vote against, the approval of any takeover proposal (as defined in the Merger Agreement).

The shares covered by the Support Agreements constitute approximately 38% of the issued and outstanding shares of common stock of the Company.

The Support Agreements will terminate upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the date the Board withdraws its recommendation to approve the Merger Agreement and the Merger under the conditions stated in the Merger Agreement, (c) the making of any change, by amendment, waiver, or other modification, by any party, to any provision of the Merger Agreement that reduces or changes the form of consideration payable pursuant to the Merger Agreement, or, in the case of the Shareholder Support Agreement between Villere and Parent only, that otherwise adversely affects the shareholder in any material respect, without the prior written consent of the shareholder, and (d) in the case of the Shareholder Support Agreement between Villere and Parent only, the End Date.

The foregoing summary of the Support Agreements does not purport to be complete and is subject to, and qualified in its entirety by, as applicable, the Support Agreement between Villere and the Company, which is attached hereto as Exhibit 10.1, the Support Agreement between P2 Capital and the Company, which is attached hereto as Exhibit 10.2, and the form of D&O Support Agreement, which is attached hereto as Exhibit 10.3. The full text of each Support Agreement is incorporated herein by reference.

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with, and prior to the entry into, the Merger Agreement, on July 26, 2016, the Company’s named executive officers, Tom W. Olofson, Brad D. Scott and Karin-Joyce Tjon, entered into amendments to their executive employment agreements to modify and quantify certain separation payments and benefits, previously set forth in employment agreements, due upon termination of employment following a change of control. After the amendments, upon termination of employment following a change in control, the named executive officers’ entitlements are as follows:

(i)	in the case of Mr. Scott, a cash payment equal to $4,570,928;

(ii)	in the case of Ms. Tjon, a cash payment equal to two times the sum of bonus and base salary, or, in the case of Mr. Olofson, three times the sum of bonus and base salary;

(iii)	in the case of Mr. Scott and Ms. Tjon, regular monthly payments equal to the difference between the monthly premium rate for health insurance for the executive officer and his or her dependents under the Company’s relevant health insurance plans and the monthly premium paid by the executive officer for substantially similar health insurance coverage for him or her and his or her dependents (whether through COBRA or otherwise) after the termination date, until the earlier of 24 months from the termination date or the executive officer’s new employment with another person or entity that offers health insurance; or, in the case of Mr. Olofson, for 36 months from the termination date, regular monthly payments equal to monthly premiums paid by Mr. Olofson for health insurance for Mr. Olofson and his dependents, which is substantially similar to the coverage provided by the Company as of the termination date (whether through COBRA or otherwise) and life insurance coverage for Mr. Olofson, which is substantially similar to the coverage provided by the Company to Mr. Olofson during his employment period;

(iii)	in the case of Ms. Tjon, a cash amount of $66,736, or in the case of Mr. Olofson, $747,757, which represent 24 months and 36 months, respectively, of other benefits to which the executives would have been entitled as of the termination date; and

(iv)	in the case of Ms. Tjon, a cash amount of $25,000 to assist Ms. Tjon with executive outplacement services, or in the case of Mr. Olofson, the continued use of Mr. Olofson’s office in Kansas City, Kansas and executive assistant support for 6 months from the termination date, which may be extended to 12 months.

The payments set forth above will be due within 60 days following the termination date (or as otherwise required by applicable law or as expressly set forth above relating to regular monthly payments or other consideration), provided that the executives will not be entitled to receive such payments unless and until: (x) the executives have executed and delivered a release to the Company; (y) the release has become fully effective in all respects; and (z) the executives reaffirm and do not breach the post-termination obligations contained in their employment agreements, the releases, and the amendments to the employment agreements.

The foregoing summary of the amendments to the employment agreements does not purport to be complete and is subject to, and qualified in its entirety by, the amendments to the executive employment agreements, which are filed as Exhibits 10.4, 10.5 and 10.6, respectively, and are incorporated herein by reference.

8.01	Other Events.

On July 27, 2016, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Also on July 27, 2016, the Company issued various communications to clients, suppliers and employees (associates) concerning the Merger Agreement and the proposed Merger. Copies of those communications are filed as exhibits to this report. These communications are attached hereto as Exhibits 99.2 through 99.6 and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are furnished as part of this report:

2.1*	Agreement and Plan of Merger, dated as of July 26, 2016, by and among Document Technologies, LLC, DTI Merger Sub, Inc. and Epiq Systems, Inc.

10.1	Shareholder Support Agreement, dated as of July 26, 2016, between Document Technologies, LLC and St. Denis J. Villere & Company, L.L.C.

10.2	Shareholder Support Agreement, dated as of July 26, 2016, between Document Technologies, LLC and P2 Capital Partners, LLC

10.3	Form of D&O Support Agreement, dated as of July 26, 2016, by and among Document Technologies, LLC and each of the Company’s directors and certain officers

10.4	Amendment to Executive Employment Agreement, dated as of July 26, 2016, by and between Epiq Systems, Inc. and Tom W. Olofson

10.5	Amendment to Executive Employment Agreement, dated as of July 26, 2016, by and between Epiq Systems, Inc. and Brad D. Scott

10.6	Amendment to Executive Employment Agreement, dated as of July 26, 2016, by and between Epiq Systems, Inc. and Karin-Joyce Tjon

99.1	Press Release, dated July 27, 2016

99.2	Letter to Clients, dated July 27, 2016

99.3	Letter to Suppliers, dated July 27, 2016

99.4	Letter to Associates, dated July 27, 2016

99.5	Letter to Limited Duration Associates, dated July 27, 2016

99.6	Associate FAQ, dated July 27, 2016

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the Securities and Exchange Commission (the “SEC”) and furnish to the Company’s shareholders a proxy statement. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and shareholders may obtain a free copy of documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and shareholders may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://epiqsystems.com/investors or by directing a request to: Epiq Systems, Inc., 501 Kansas Avenue, Kansas City 66105-1300, Attn: Investor Relations, (913) 621-9500.

The Company and certain of its directors, executive officers, and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies from shareholders of the Company in favor of the proposed merger. Information about directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2016 annual meeting of shareholders, as filed with the SEC on Schedule 14A on June 23, 2016. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement with respect to the merger the Company will file with the SEC and furnish to the Company’s shareholders.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed Merger and related transactions and all other statements in this report and the exhibits furnished or filed herewith, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company may not be able to complete the proposed Merger on the terms described above or other acceptable terms or at all because of a number of factors, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (2) the failure to obtain shareholder approval or the failure to satisfy the closing conditions, (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the Merger Agreement, (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed Merger and (5) the effect of the announcement of the Merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent the Company’s views as of the date on which such statements were made. The Company anticipates that subsequent events and developments may cause its views to change. However, although the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the SEC, including the Company’s 2015 Annual Report on Form 10-K, as amended, the Company’s quarterly reports on Form 10-Q and Current Reports on Form 8-K. The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ SYSTEMS, INC.

Date: July 27, 2016

	By:	/s/ Tom W. Olofson
	Name:	Tom W. Olofson
	Title:	Chairman of the Board, Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of July 26, 2016, by and among Document Technologies, LLC, DTI Merger Sub, Inc. and Epiq Systems, Inc.

10.1	Shareholder Support Agreement, dated as of July 26, 2016, between Document Technologies, LLC and St. Denis J. Villere & Company, L.L.C.

10.2	Shareholder Support Agreement, dated as of July 26, 2016, between Document Technologies, LLC and P2 Capital Partners, LLC

10.3	Form of D&O Support Agreement, dated as of July 26, 2016, by and among Document Technologies, LLC and each of the Company’s directors and certain officers

10.4	Amendment to Executive Employment Agreement, dated as of July 26, 2016, by and between Epiq Systems, Inc. and Tom W. Olofson

10.5	Amendment to Executive Employment Agreement, dated as of July 26, 2016, by and between Epiq Systems, Inc. and Brad D. Scott

10.6	Amendment to Executive Employment Agreement, dated as of July 26, 2016, by and between Epiq Systems, Inc. and Karin-Joyce Tjon

99.1	Press Release, dated July 27, 2016

99.2	Letter to Clients, dated July 27, 2016

99.3	Letter to Suppliers, dated July 27, 2016

99.4	Letter to Associates, dated July 27, 2016

99.5	Letter to Limited Duration Associates, dated July 27, 2016

99.6	Associate FAQ, dated July 27, 2016

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.